EXHIBIT 1.1

         RESIGNATION OF PROTECTOR AND SELECTION OF SUCCESSOR PROTECTOR

     WHEREAS, the undersigned, STEFAN F. TUCKER ("TUCKER"), is the duly appointed initial Protector of The Halton Declaration of Trust, dated December 31, 1992 (the "Trust");

     WHEREAS, pursuant to the provisions of the FOURTH SCHEDULE of the Trust, TUCKER desires to resign his office as Protector thereof and, in connection therewith, has been granted the authority, by written instrument delivered to the Trustees of the Trust, (i) to nominate a new successor to act as Protector of the Trust, (ii) to nominate an alternative successor Protector to take office as Protector only if the successor named herein fails to qualify as a Protector in accordance with the provisions of the FOURTH SCHEDULE of the Trust, and (iii) to revoke the nomination of any and all successor Protectors heretofore made by TUCKER to the Trustees of the Trust; and

     WHEREAS, TUCKER wishes to nominate (i) GARY R. SIEGEL ("SIEGEL"), of Potomac, Maryland, as a successor Protector of the Trust immediately upon the later of his acceptance of such nomination or August 31, 1994 (the "Effective Date"), and (ii) RICHARD HOFFMAN, of Dallas, Texas, as the alternative successor Protector of the Trust to take office as Protector only if SIEGEL fails to qualify as a Protector.

     NOW, THEREFORE, TUCKER, pursuant to the authority granted to him under the FOURTH SCHEDULE of the Trust, does hereby (i) resign his office as Protector of the Trust effective for all purposes and in all respects as of the Effective Date, (ii) nominate and appoint GARY R. SIEGEL as the successor Protector of the Trust, effective for all purposes and in all respects as of the Effective Date,
(iii) nominate and appoint RICHARD HOFFMAN as the alternative successor Protector of the Trust effective upon the Effective Date, and (iv) revoke the nomination of any and all successor Protectors (and/or alternative successor Protectors) heretofore made by TUCKER to the Trustees of the Trust.

     By joining in the execution of this Resignation of Protector and Selection of Successor Protector, SIEGEL hereby acknowledges this notice of nomination and appointment as successor Protector of the Trust and hereby signifies his acceptance of the Trust and covenants that he shall faithfully discharge his duties as successor Protector of the Trust. In furtherance thereof, pursuant to the provisions of the FOURTH SCHEDULE of the Trust (including his right hereafter to revoke such nominationS for any reason at any time during his lifetime), SIEGEL hereby (i) nominates (and ratifies and confirms the nomination
of) RICHARD HOFFMAN as his successor Protector upon SIEGEL's ceasing for any reason to hold office as Protector of the Trust and (ii) nominates GERALD SCHRAGER as alternative successor Protector to take office as Protector in accordance with the provisions of the FOURTH SCHEDULE of the Trust.

WITNESS:
                                          STEFAN F. TUCKER, Protector of The
                                            Halton Declaration of Trust

     I hereby acknowledge and accept my nomination and appointment as successor Protector of the Trust in accordance with the terms hereof as of Effective Date.



                                          GARY R. SIEGEL







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     BE IT REMEMBERED that, on the 21st day of July, 1994, before me, a Notary
Public in and for the jurisdiction aforesaid, do hereby certify that each of the abovesigned, STEFAN F. TUCKER and GARY R. SIEGEL, personally came and appeared before me in said jurisdiction, and, being personally well known to me, and being by me first duly sworn, did depose and say that he did duly sign and seal and as and for his act and deed execute, acknowledge and deliver the within instrument for the purposes therein mentioned.

     Subscribed and sworn to me on this 21st day of July, 1994.




                                                      Notary Public